Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
10/27/2021	Investors: Mike Cieplak, investor.relations@us.mcd.com
Media: Lauren Altmin, lauren.altmin@us.mcd.com
McDONALD'S REPORTS THIRD QUARTER 2021 RESULTS

•Global comparable sales were up 12.7% in the third quarter and increased 10.2% on a 2-year basis

•Year-to-date digital Systemwide sales* were about $13 billion, or over 20% of total Systemwide sales in our top six markets

CHICAGO, IL - McDonald's Corporation today announced results for the third quarter ended September 30, 2021.

“Our third quarter results are a testament to our unparalleled scale and agility,” said McDonald’s President and Chief Executive Officer, Chris Kempczinski. “Our global comparable sales increased 10% over 2019, which was delivered across an omnichannel experience that is focused on meeting the needs of our customers. We continue to execute our strategic growth plan and run great restaurants so that we can drive long-term, sustainable growth for all of our stakeholders.”

Third quarter financial performance:
•Global comparable sales increased 12.7% (10.2% on a 2-year basis), reflecting positive comparable sales across all segments:
•U.S. increased 9.6% (14.6% on a 2-year basis)
•International Operated Markets segment increased 13.9% (8.9% on a 2-year basis)
•International Developmental Licensed Markets segment increased 16.7% (4.9% on a 2-year basis)
•Consolidated revenues increased 14% (13% in constant currencies) to $6,201 million.
•Systemwide sales increased 16% (14% in constant currencies) to $29,948 million.
•Consolidated operating income increased 18% (17% in constant currencies) to $2,987 million and included $106 million of strategic gains related to the sale of McDonald's Japan stock.
•Diluted earnings per share was $2.86. Excluding strategic gains of $0.10 per share in 2021 and $0.13 per share in 2020, diluted earnings per share for the quarter was $2.76, an increase of 24% (23% in constant currencies).
•The Company declared a 7% increase in its quarterly cash dividend to $1.38 per share and also announced the resumption of its share repurchase program.

*Refer to page 4 for a definition of Systemwide sales.

COMPARABLE SALES

	Increase/(Decrease)
	Quarters Ended September 30,
	2021	2020
U.S.	9.6%	4.6%
International Operated Markets	13.9	(4.4)
International Developmental Licensed Markets & Corporate	16.7	(10.1)
Total	12.7%	(2.2)%
•Comparable Sales: Quarterly comparable sales and guest counts were positive across all segments. Comparable sales were impacted in both periods (to a greater extent in 2020) by COVID-19.

•U.S.: Comparable sales benefited from strong average check growth driven by larger order sizes and menu price increases. Strong menu and marketing promotions, such as the Crispy Chicken Sandwich and the Famous Orders platform, contributed to the comparable sales growth, as well as growth in digital channels, which benefited from the launch of the Company's loyalty program — "MyMcDonald’s Rewards." Comparable sales increased 14.6% on a 2-year basis.

•International Operated Markets: Segment performance was led by very strong positive comparable sales in the U.K. as well as positive comparable sales in Canada, France and Germany driven by strong operating performance and significantly fewer restaurant closures with the easing of COVID-19 restrictions. Restrictions in the quarter muted comparable sales in Australia. Comparable sales increased 8.9% on a 2-year basis.

•International Developmental Licensed Markets: The quarter reflected strong comparable sales across most regions, led by Japan and Latin America, partly offset by negative comparable sales in China due to COVID-19 resurgences. Comparable sales increased 4.9% on a 2-year basis.

COVID-19 continued to result in some instances of government restrictions on restaurant operating hours, limited dine-in capacity and, in some cases, dining room closures. The Company has continued to apply appropriate precautionary measures, including following the guidance of expert health authorities, to protect the health and safety of its people and customers and expects some operating restrictions in various markets so long as the COVID-19 pandemic continues.

KEY FINANCIAL METRICS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended September 30,				Nine Months Ended September 30,
	2021	2020	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2021	2020	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$6,201.3	$5,418.1	14%	13%	$17,213.8	$13,894.0	24%	20%
Operating income	2,986.5	2,526.4	18	17	7,958.9	5,181.1	54	49
Net income	2,149.9	1,762.6	22	21	5,906.4	3,353.3	76	71
Earnings per share-diluted	$2.86	$2.35	22%	20%	$7.86	$4.47	76%	71%
Results for the quarter and nine months reflected stronger operating performance across all segments due to higher sales-driven restaurant margins as a result of fewer restaurant closures and the easing of COVID-19 restrictions compared with the prior year.
Results for 2021 included the following:
•Net pre-tax strategic gains of $106 million, or $0.10 per share, for the quarter and $339 million, or $0.33 per share, for the nine months, primarily related to the sale of McDonald's Japan stock, which completed the planned partial divestiture of the Company's ownership in McDonald’s Japan
•$364 million, or $0.48 per share, for the nine months of income tax benefits related to the remeasurement of deferred taxes as a result of a change in the U.K. statutory income tax rate
Results for 2020 included the following:
•Net pre-tax strategic gains of $139 million, or $0.13 per share, for the quarter and $125 million, or $0.12 per share, for the nine months, primarily related to the sale of McDonald's Japan stock
Foreign currency translation benefited diluted earnings per share by $0.04 for the quarter and $0.23 for the nine months.

EARNINGS PER SHARE-DILUTED RECONCILIATION

	Quarters Ended September 30,				Nine Months Ended September 30,
	2021	2020	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2021	2020	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
GAAP earnings per share-diluted	$2.86	$2.35	22%	20%	$7.86	$4.47	76%	71%
Strategic gains	(0.10)	(0.13)			(0.33)	(0.12)
Income tax benefits	—	—			(0.48)	—
Non-GAAP earnings per share-diluted	$2.76	$2.22	24%	23%	$7.05	$4.35	62%	57%

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation, impairment and other strategic charges and gains, as well as material regulatory and other income tax impacts, and bases incentive compensation plans on these results because the Company believes this better represents underlying business trends.
Comparable sales are compared to the same period in the prior year and represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters (including restaurants temporarily closed due to COVID-19). Comparable sales exclude the impact of currency translation and the sales of any market considered hyper-inflationary (generally identified as those markets whose cumulative inflation rate over a three-year period exceeds 100%), which management believes more accurately reflects the underlying business trends. Comparable sales are driven by changes in guest counts and average check, the latter of which is affected by changes in pricing and product mix.
Comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed.
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. This includes sales from digital channels, which are comprised of the mobile app, delivery and kiosk at both Company-operated and franchised restaurants. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base. The Company's revenues consist of sales by Company-operated restaurants and fees from franchised restaurants operated by conventional franchisees, developmental licensees and affiliates. Changes in Systemwide sales are primarily driven by comparable sales and net restaurant unit expansion.
Free cash flow, defined as cash provided by operations less capital expenditures, and free cash flow conversion rate, defined as free cash flow divided by net income (excluding the effect of impairment and other strategic charges and gains, as well as material regulatory and other income tax impacts), are measures reviewed by management in order to evaluate the Company’s ability to convert net profits into cash resources, after reinvesting in the core business, that can be used to pursue opportunities to enhance shareholder value.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 to the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter and nine months ended September 30, 2021.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 7:30 a.m. (Central Time) on October 27, 2021. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.
UPCOMING COMMUNICATIONS
For important news and information regarding McDonald's, including the timing of future investor conferences and earnings calls, visit the Investor Relations section of the Company's Internet home page at www.investor.mcdonalds.com. McDonald's uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with nearly 40,000 locations in over 100 countries. Approximately 93% of McDonald’s restaurants worldwide are owned and operated by independent local business owners.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from expectations are detailed in the Company’s filings with the Securities and Exchange Commission, including the risk factors discussed in Exhibit 99.2 to the Company’s Form 8-K filing on October 27, 2021. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Quarters Ended September 30,	2021	2020	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$2,598.4	$2,286.4	$312.0	14%
Revenues from franchised restaurants	3,510.2	3,044.8	465.4	15
Other revenues	92.7	86.9	5.8	7

TOTAL REVENUES	6,201.3	5,418.1	783.2	14

Operating costs and expenses
Company-operated restaurant expenses	2,108.4	1,876.3	232.1	12
Franchised restaurants-occupancy expenses	592.6	567.9	24.7	4
Other restaurant expenses	68.9	69.2	(0.3)	0
Selling, general & administrative expenses
Depreciation and amortization	84.1	75.8	8.3	11
Other	559.6	454.7	104.9	23
Other operating (income) expense, net	(198.8)	(152.2)	(46.6)	(31)
Total operating costs and expenses	3,214.8	2,891.7	323.1	11

OPERATING INCOME	2,986.5	2,526.4	460.1	18

Interest expense	293.7	310.1	(16.4)	(5)
Nonoperating (income) expense, net	1.4	(0.8)	2.2	n/m

Income before provision for income taxes	2,691.4	2,217.1	474.3	21
Provision for income taxes	541.5	454.5	87.0	19

NET INCOME	$2,149.9	$1,762.6	$387.3	22%

EARNINGS PER SHARE-DILUTED	$2.86	$2.35	$0.51	22%

Weighted average shares outstanding-diluted	752.6	750.0	2.6	0%
n/m Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Nine Months Ended September 30,	2021	2020	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$7,248.6	$5,905.9	$1,342.7	23%
Revenues from franchised restaurants	9,693.8	7,740.8	1,953.0	25
Other revenues	271.4	247.3	24.1	10

TOTAL REVENUES	17,213.8	13,894.0	3,319.8	24

Operating costs and expenses
Company-operated restaurant expenses	5,947.0	5,077.5	869.5	17
Franchised restaurants-occupancy expenses	1,743.2	1,646.6	96.6	6
Other restaurant expenses	204.4	198.0	6.4	3
Selling, general & administrative expenses
Depreciation and amortization	243.2	220.3	22.9	10
Other	1,622.4	1,547.0	75.4	5
Other operating (income) expense, net	(505.3)	23.5	(528.8)	n/m
Total operating costs and expenses	9,254.9	8,712.9	542.0	6

OPERATING INCOME	7,958.9	5,181.1	2,777.8	54

Interest expense	890.2	909.2	(19.0)	(2)
Nonoperating (income) expense, net	48.6	(38.8)	87.4	n/m

Income before provision for income taxes	7,020.1	4,310.7	2,709.4	63
Provision for income taxes	1,113.7	957.4	156.3	16

NET INCOME	$5,906.4	$3,353.3	$2,553.1	76%

EARNINGS PER SHARE-DILUTED	$7.86	$4.47	$3.39	76%

Weighted average shares outstanding-diluted	751.9	749.8	2.1	0%
n/m Not meaningful